EXHIBIT 21.1

GLOBAL IMAGING SYSTEMS, INC.

Direct and Indirect Subsidiaries

NAME	ADDITIONAL NAME(S) UNDER WHICH SUBSIDIARY DOES BUSINESS	JURISDICTION OF ORGANIZATION
American Photocopy Equipment Company of Pittsburgh, LLC	AMCOM Office Systems	Delaware
Berney Office Solutions, LLC and its subsidiaries:		Alabama
N&L Enterprises, LLC		Alabama
Modern Business Machines, LLC		Alabama
Capitol Office Solutions, LLC and its subsidiary:		Delaware
Office Tech, LLC		New Jersey
Carr Business Systems, Inc.	Carr Business Systems	New York
Carr-Statewide
Carr Financial Services
Column Office Equipment, Inc.* and its subsidiary:		Illinois
Global Imaging Operations, LLC		Delaware
Commercial Equipment Company	Reed Office Systems, Inc.	Michigan
Office Initiatives, Inc.
Connecticut Business Systems, LLC	Blooms Business Systems	Delaware
Business Systems of Westchester
Conway Office Products, LLC and its subsidiaries:		New Hampshire
Business Equipment Unlimited and its subsidiary:		Maine
Global Imaging Finance Company, LLC		Delaware
Cameron Office Products, LLC		Massachusetts
Eastern Copy Products, LLC		New York
Northeast Copier Systems, LLC a 99% limited partnership interest in Global Operations Texas, L.P.		Massachusetts
Copy Service and Supply, Inc.	Office Furniture Concepts, Inc.	North Carolina
Distinctive Business Products, Inc.	Chicago Office Technology Group	Illinois
Duplicating Specialties, Inc.	Copytronix	Oregon
Henderson’s Office Systems
CTX Business Solutions
Electronic Systems, Inc. and its subsidiaries:		Virginia
Electronic Systems of Richmond, Inc.		Virginia
ecom-division, Inc.		Virginia
Global Operations Texas, L.P. (1% general partnership interest owned by Global Imaging Systems, Inc. and a 99% limited partnership interest owned by Conway Office Products, LLC) and its subsidiary:	Dahill Industries Felco Office Systems	Texas
Alternative Office Systems, Inc.	Dba Lazer Systems	Texas
Lewan & Associates, Inc. and its subsidiary:		Colorado
Arizona Office Technologies, Inc.		Arizona
Pacific Office Solutions, Inc.	Advanced Business Machines	California
Quality Business Systems, Inc.	QBSI	Washington
Global Solutions Group, a division of QBSI
Southern Business Communications, Inc. and its subsidiaries:		Georgia
AV Presentations, Inc.		Georgia
Centre Business Products, Inc.		Pennsylvania
Daniel Communication, Inc.		Alabama
ProView, Inc.		North Carolina

*	Column Office Equipment, Inc. is a subsidiary of Global, Pacific Office Solutions, Inc., Office Tech, LLC, Daniel Communications, Inc., Distinctive Business Products, Inc., Duplicating Specialties, Inc., Carr Business Systems, Inc., Capitol Office Solutions, LLC, Eastern Copy Products, LLC, ecom-division, Inc., Electronic Systems of Richmond, Inc., Electronic Systems, Inc., Quality Business Systems, Inc., Lewan & Associates, Inc., Business Equipment Unlimited, ProView, Inc., Centre Business Products, Inc., Cameron Office Products, LLC, Connecticut Business Systems, LLC, Copy Service and Supply, Inc., American Photocopy Equipment Company of Pittsburgh, LLC, Berney Office Solutions, LLC, Conway Office Products LLC, Global Operations Texas, L.P. and Southern Business Communications, Inc.